Exhibit 99.1

	CONTACT:	Edward M. Krell
Senior Vice President-
Chief Financial Officer
(215) 873-2220
For Immediate Release

MOTHERS WORK REPORTS SEPTEMBER 2003 SALES
AND UPDATES EARNINGS GUIDANCE

Philadelphia, PA, October 9, 2003 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of September 2003 increased 7.2% to $41.3 million from $38.5 million reported for the month of September 2002.  Comparable store sales for September 2003 decreased 4.7% (based on 842 locations) versus a comparable store sales increase of 2.6% (based on 746 locations) for the September 2002 period.  The comparable store sales increase of 2.6% for September 2002 would have been approximately 4 percentage points higher if we did not have one less Saturday in September 2002 (four Saturdays) compared to September 2001 (five Saturdays).  During September 2003, the Company opened 9 locations and closed 3 locations, ending the month with 1,006 locations compared to 909 at September 2002.

Net sales increased 10.0% to $122.4 million for the fourth quarter of fiscal 2003 ended September 30, 2003, from $111.3 million for the same period of the preceding year.  Comparable store sales decreased 1.4% during the fourth quarter of fiscal 2003 (based on 823 locations) versus a comparable store sales increase of 6.0% during the fourth quarter of fiscal 2002 (based on 733 locations).  For the quarter ended September 30, 2003, the Company opened 39 new locations and closed 5 locations, including 3 iMaternity stores closed during the quarter in connection with the consolidation of the acquired store chain.

Net sales increased 8.7% to $492.4 million for the fiscal year ended September 30, 2003, from $453.2 million for the same period of the preceding year.  Comparable store sales increased 0.3% during fiscal 2003 (based on 702 locations) versus a comparable store sales increase of 2.2% during fiscal 2002 (based on 653 locations).  For the year ended September 30, 2003, the Company opened 121 new locations and closed 24 locations, including 8 iMaternity stores closed during the fiscal year in connection with the consolidation of the acquired store chain.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very disappointed with our sales performance for the month of September, but are encouraged by the strong sales results we have seen for the first week of October as we have experienced cooler and more typical Fall weather in many regions of the United States.  We had stated in our September 4, 2003 press release that there was potential risk to our previous earnings guidance for the fourth quarter if business did not improve during September.  Unfortunately, business did not improve in September, with the 4.7% comparable store sales decline in September exceeding the 1.7% comparable store sales decline in August.  As a result, we now project fourth quarter diluted earnings per share in the range of $0.27 to $0.32 per share, a reduction from our previous fourth quarter diluted earnings per share guidance of between $0.45 and $0.50 per share.   Based on this assumption, we are projecting diluted earnings per share for the full year fiscal 2003 in the range of $2.45 to $2.50 per share, a reduction from our previous full year fiscal 2003 diluted earnings per share guidance of between $2.63 and $2.68 per share.

Looking forward, we feel Mothers Work is well positioned for fiscal 2004 and beyond and we are encouraged by our strong sales results for the first week of October.  Nonetheless, we are taking a cautious outlook in our financial projections for fiscal 2004 given our weak sales in August and September.  For fiscal 2004, we are now targeting net sales of approximately $540 to $545 million, based on assumed flat comparable store sales performance and a plan to open approximately 100 new stores for the year, net of store closings.  We are targeting diluted earnings per share for fiscal 2004 of between $2.70 and $2.85 per share.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.  We continue to work aggressively to strive for continued gross margin improvements, to control expenses, and to carefully monitor inventory levels.

We will report results for our fourth quarter on November 19, 2003, at which time we will provide additional information related to our results for the fourth quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 1,006 maternity locations, including 851 stores and 155 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.